Exhibit 4.4

DATED: April 11, 2011

(1).	VIPSHOP HOLDINGS LIMITED
(2).	VIPSHOP INTERNATIONAL HOLDINGS LIMITED
(3).	GUANGZHOU VIPSHOP COMPUTER SERVICE CO., LTD.

(广州唯品会计算机服务有限公司)

(4).	GUANGZHOU VIPSHOP INFORMATION TECHNOLOGY CO., LTD.

(广州唯品会信息科技有限公司)

(5).	PERSONS NAMED IN PART A OF SCHEDULE 1
(6).	PERSONS NAMED IN PART C OF SCHEDULE 1
(7).	PERSONS NAMED IN PART D OF SCHEDULE 1

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

relating to

VIPSHOP HOLDINGS LIMITED

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of April 11, 2011 by and among:

(1)	VIPSHOP HOLDINGS LIMITED, a company duly incorporated and validity existing under the Laws of the Cayman Islands, with its registered office located at SCOTIA CENTRE, 4TH FLOOR, P.O. BOX 2804, GEORGE TOWN, GRAND CAYMAN, CAYMAN ISLANDS (the “Company”);

(2)	VIPSHOP INTERNATIONAL HOLDINGS LIMITED, a limited liability company incorporated under the laws of Hong Kong, with its registered office located at Unit 2209, 22/F., Wu Chung House, 213 Queen’s Road East, Wanchai, Hong Kong (the “HK Co”);

(3)	GUANGZHOU VIPSHOP COMPUTER SERVICE CO., LTD. (广州唯品会计算机服务有限公司), a wholly foreign owned limited liability company incorporated under the laws of the PRC with its registered office located at 广州市荔湾区芳村花海街 20 号自编 6 号楼 (the “WFOE”);

(4)	GUANGZHOU VIPSHOP INFORMATION TECHNOLOGY CO., LTD. (广州唯品会信息科技有限公司), a limited liability company incorporated under the laws of the PRC with its registered office located at 广州市荔湾区芳村花海街 20 号第 17 幢自编 1-5 号楼 (the “Domestic Company”, collectively with the WFOE, the “PRC Companies”);

(5)	PERSONS NAMED IN PART A OF SCHEDULE 1;

(6)	PERSONS NAMED IN PART C OF SCHEDULE 1 (each, a “Series A Preference Shareholder” and collectively, the “Series A Preference Shareholders”);

(7)	PERSONS NAMED IN PART D OF SCHEDULE 1 (each, a “Series B Preference Shareholder” and collectively, the “Series B Preference Shareholders”);

WHEREAS:

(A)	The Preference Shareholders (as defined below) and Key Holders (as defined below) are directly and indirectly the legal and beneficial holders of all of the issued share capital of the Company.

(B)	The parties hereto entered into a series B share subscription agreement on April 11, 2011 (the “Series B Subscription Agreement”), pursuant to which the Series B Preference Shareholders have agreed to subscribe for an aggregate number of 8,166,667 Series B Preference Shares.

(C)	The Company, the HK Co, the PRC Companies and the Series A Preference Shareholders entered into a Shareholders’ Agreement on February 21, 2011 (the “Original Shareholders’ Agreement”) in relation to the management of the Company and the relationship between the shareholders of the Company and other related parties.

(D)	The Series B Subscription Agreement provides that the execution and delivery of this Agreement by the parties shall be a condition precedent to the consummation of the transactions contemplated by the Series B Subscription Agreement.

(E)	The parties hereto now wish to enter into this Agreement on the terms and conditions set forth herein, which shall supersede and replace in its entirety the Original Shareholders’ Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, the following expressions shall, except where the context otherwise requires, have the following meanings:

“Acceptance Notice” has the meaning ascribed to it in Section 12.3;

“Agreement” means this Shareholders’ Agreement;

“Associate” means:

(i)	as to any individual, his spouse, child, brother, sister, parent, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid persons; and

(ii)	as to any Person not an individual, any other Person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with, such Person.

“Board” or “Board of Directors” means the board of directors of the Company;

“Business” means on-line sales conducted by the Company, its consolidated subsidiaries and the PRC Companies;

“Business Day” means a day, excluding Saturdays and Sundays, on which banks in Hong Kong are open for business throughout their normal business hours;

“Company Right of First Refusal” has the meaning ascribed to it in Section 13.1;

“Compensation Committee” has the meaning ascribed to it in Section 3.14;

“Completion” means the completion of all matters set out in Clause 4, including, without limitation, the allotment and issuance of the Series B Preference Shares as described under the Series B Subscription Agreement;

“Control”, “Controls”, “Controlled” or any correlative term means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting equity interests in such other Person;

“Co-Sale Eligible Shares” has the meaning ascribed to it in Section 14.1;

“DCM” means DCM VI, L.P., DCM V, L.P. and DCM Affiliates Fund V, L.P., each a partnership duly formed and validity existing under the Laws of the Cayman Islands with its registered office located at Campbell Corporate Services Limited, 4th Floor, Scotia Centre, P.O. Box 268, George Town, Grand Cayman KY1-1104, Cayman Islands.

“DCM Group” means DCM V, L.P., DCM Affiliates Fund V, L.P., and any affiliated venture capital fund, a partner or member of such partnership or affiliated entity or a retired partner or member of such partnership or affiliated entity who retires after the date hereof, or to the estate of any such partner, member, retired partner or retired member or the transfer by gift, will or intestate succession of any partner or member to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or member or his or her spouse;

“Director” means any director of the Company appointed by the Shareholder(s) from time to time;

“Disclosing Party” has the meaning ascribed to it in Section 6.3;

“Dispose” means to make or to effect any sale, assignment, exchange, transfer, or to grant any option, right of first refusal or other right or interest whatsoever or to enter into agreement for any of the same and the expression “Disposal” shall be construed accordingly;

“Domestic Company” has the meaning ascribed to it in the preamble;

“Drag Along Notice” has the meaning ascribed to it in Section 15.1;

“Drag Along Requestors” has the meaning ascribed to it in Section 15.1;

“Drag Along Right” has the meaning ascribed to it in Section 15.1;

“Drag Along Transaction” has the meaning ascribed to it in Section 15.1;

“Encumbrance” means any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation, equities, adverse claims, or other encumbrance, priority or security interest, over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same and the expression “Encumber” shall be construed accordingly;

“ESOP” means any stock option plan or equity incentive plan adopted by any Group Company from time to time in relation to the grant or issue of shares, stock options or any other securities to its employees, officers, directors, consultants and/or other eligible persons;

“ESOP Share” means any Ordinary Share granted pursuant to the ESOP;

“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended, and any successor statute;

“Expiration Notice” has the meaning ascribed to it in Section 13.4(d);

“Family Members” has the meaning ascribed to it in Section 14.6;

“Form S-3” and “Form F-3” have the meaning ascribed to it in Section 2(e) of Schedule 2;

“Founder” and “Founders” have the meanings ascribed to them in the Series B Subscription Agreement;

“Group Companies” means the Company, the HK Co, the PRC Companies and their respective Subsidiaries from time to time and “Group Company” means any one of them;

“HK Co” has the meaning ascribed to it in the preamble;

“Holder” has the meaning ascribed to it in Section 2(d) of Schedule 2;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“IFRS” means the International Financial Reporting Standards prepared by the International Accounting Standards Board, as amended from time to time;

“Initiating Holders” has the meaning ascribed to it in Section 3(b) of Schedule 2;

“Key Holders” means the Persons whose names and addresses are set out in Part A of Schedule 1;

“Liquidation Event” means (A) any liquidation, winding up or dissolution of the Company; (B) a sale, lease, transfer, exclusive license or other Disposal, in a single transaction or series of related transactions, by the Group Companies of all or substantially all of the assets and/or intellectual property of the Group Companies, taken as a whole; (C) a merger, consolidation, amalgamation or acquisition of the Company or any other Group Company by a third party, or any other corporate reorganization or scheme of arrangement, including a sale or acquisition of shares/equity of the Company in which the shareholders of the Company or any other Group Company immediately before such transaction own less than fifty percent (50%) of the voting power of the Company, the surviving entity or the entity controlling the surviving entity immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company or any other Group Company’s domicile); or (D) the termination of, or making any material amendments to, any of the Restructuring Agreements without the written consent of the holders of two-thirds of the then outstanding Preference Shares (calculated on an as-converted basis);

“Memorandum and Articles of Association” shall mean the Second Amended and Restated Memorandum of Association and Articles of Association of the Company, as amended from time to time;

“New Securities” has the meaning ascribed to it in 12.1;

“Non-Disclosing Parties” has the meaning ascribed to it in Section 6.3;

“Offered Price” has the meaning ascribed to it in 13.3;

“Offered Securities” has the meaning ascribed to it in Section 13.1;

“Ordinary Shares” means ordinary shares of par value of US$0.0001 each in the capital of the Company;

“Ordinary Share Director” has the meaning ascribed to it in Section 3.3;

“Ordinary Shareholder” means a holder of any Ordinary Share other than a holder who only holds ESOP Shares;

“Permitted Transferee” has the meaning ascribed to it in 14.7;

“PRC” means the People’s Republic of China (for the purpose of this Agreement, excluding Hong Kong, Macau and Taiwan);

“PRC Companies” has the meaning ascribed to it in the preamble and “PRC Company” means any one of them;

“Preference Directors” has the meaning ascribed to it in Section 3.2; “Preference Director” means any one of them;

“Preference Shares” means the Series A Preference Shares and Series B Preference Shares;

“Preference Shareholder” means a holder of any Preference Share;

“Preference Shareholder’s Right of First Refusal” has the meaning ascribed to it in Section 13.2;

“Pro Rata Portion” has the meaning ascribed to it in Section 12.3;

“Proposed Transfer” has the meaning ascribed to it in Section 13.1;

“Proposed Transferee” has the meaning ascribed to it in Section 13.1;

“Person” means any natural person, firm, partnership, association, corporation, company, trust, public body or government or other entity;

“Purchase Right Period” has the meaning ascribed to it in Section 13.4;

“Qualified IPO” means an initial public offering (“IPO”) of the Ordinary Shares of the Company in the United States of America pursuant to an effective registration under the Securities Act or on a reputable stock exchange in Tokyo, London, Hong Kong, Singapore or such reputable stock exchange as may be determined by the Company, with gross proceeds to the Company of not less than US$150,000,000 (net of any underwriters’ commissions and registration expenses);

“Registrable Securities” has the meaning ascribed to it in Section 2(b) of Schedule 2;

“Registrable Securities then outstanding” has the meaning ascribed to it in Section 2(c) of Schedule 2;

“Request Notice” has the meaning ascribed to it in Section 3(a) of Schedule 2;

“Restructuring Documents” has the meaning ascribed to it in the Series B Subscription Agreement;

“Right of Co-Sale” has the meaning ascribed to it in Section 14.1;

“Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission;

“SEC” or “Commission” means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Securities” means any shares, stocks, debentures, funds, bonds, notes or any rights, warrants, options or interests in respect of any of the foregoing or any other derivatives or instruments having similar economic effect;

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Selling Shareholder” has the meaning ascribed to it in 13.1;

“Senior Managers” means Vice Presidents and above positions of the Group Companies;

“Sequoia” means Sequoia Capital China II, L.P., Sequoia Capital China Partners Fund II, L.P. and Sequoia Capital China Principals Fund II, L.P., each a partnership duly formed and validity existing under the Laws of the Cayman Islands with its registered office located at Cricket Square, Hutchins Dr., P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands, and Sequoia Capital 2010 CV Holdco, Ltd., a limited liability company incorporated under the laws of Cayman Islands with its registered office located at Cricket Square, Hutchins Dr., P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

“Sequoia Group” means Sequoia Capital China II, L.P., Sequoia Capital China Partners Fund II, L.P., Sequoia Capital China Principals Fund II, L.P., Sequoia Capital 2010 CV Holdco, Ltd. and any affiliated venture capital fund, a partner or member of such partnership or affiliated entity or a retired partner or member of such partnership or affiliated entity who retires after the date hereof, or to the estate of any such partner, member, retired partner or retired member or the transfer by gift, will or intestate succession of any partner or member to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or member or his or her spouse;

“Series A Preference Shares” means convertible series A preference shares in the capital of the Company each with par value of US$0.0001 having the rights, privileges and restrictions as set out in the Memorandum and Articles from time to time in effect;

“Series A Preference Shareholder” means a holder of any Series A Preference Share;

“Series B Preference Shares” means convertible series B preference shares in the capital of the Company each with par value of US$0.0001 having the rights, privileges and restrictions as set out in the Memorandum and Articles from time to time in effect;

“Series B Preference Shareholder” means a holder of any Series B Preference Share;

“Share Restriction Agreement” means the share restriction agreement dated April 11, 2011 by and among the Company, the Preference Shareholders, the Founders and other parties thereto;

“Shares” means any of the Ordinary Shares and the Preference Shares;

“Shareholders” means any or all of those persons and entities at any time holding any Shares of the Company and “Shareholder” means any one of them;

“Subsidiary” or “subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS or US GAAP, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary;

“Subsidiary Boards” means the boards of directors from time to time of the HK Co, the PRC Companies and any of other Subsidiaries of the Company, and a “Subsidiary Board” means any of them;

“Transaction” has the meaning ascribed to it in Section 4.1(n);

“Transfer Notice” has the meaning ascribed to it in 13.3;

“US$” means United States dollars, the lawful currency of the United States of America;

“US GAAP” means the generally accepted accounting principles in the United States of America in effect from time to time;

“Violation” has the meaning ascribed to it in Section 11 of Schedule 2; and

“WFOE” has the meaning ascribed to it in the preamble.

1.2	In this Agreement:

(a)	references to recitals, Sections, Schedules and Exhibits are to the clauses and sub-clauses of, and the recitals, schedules and exhibits to, this Agreement;

(b)	references to any statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time and to any subordinate legislation made under such statutory provision;

(c)	references to parties are to parties of this Agreement;

(d)	words importing the singular include the plural and vice versa; words importing one gender include every gender; and references to persons include bodies corporate and unincorporated; and

(e)	headings are for ease of reference only and shall not affect the interpretation of this Agreement.

1.3	The Recitals, the Schedules and the Exhibits form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals, the Schedules and the Exhibits.

1.4	The expressions “Ordinary Shareholders”, “Series A Preference Shareholders”, “Series B Preference Shareholders” and “Preference Shareholders” shall, where the context permits, include their respective successors, assigns and personal representative (where applicable).

2.	BUSINESS OF THE GROUP COMPANIES

2.1	The Group Companies shall not conduct any business or activity other than the Business unless in accordance with business plans approved by the Board from time to time.

3.	BOARD CONSTITUTION AND BOARD AND SHAREHOLDERS’ MEETING AND BOARD COMMITTEE

3.1.	The maximum number of persons comprising each of the Board and the Subsidiary Boards shall be seven (7), which number of members shall not be changed unless otherwise approved by the holders of two-thirds of the then outstanding Preference Shares (calculated on an as-converted basis).

3.2.	Each of DCM and Sequoia, so long as it holds any Preference Shares, shall be entitled to nominate and elect one (1) Director (collectively the “Preference Directors”) to the Board respectively and to remove such Director nominated by it and to nominate and elect another person to replace the Director removed; so long as DCM holds any Preference Shares, upon request of DCM, the Group Companies and the Key Holders shall cause one (1) representative nominated by DCM to be elected to any Subsidiary Board; so long as Sequoia holds any Preference Shares, upon request of Sequoia, the Group Companies and the Key Holders shall cause one (1) representative nominated by Sequoia to be elected to any Subsidiary Board.

3.3.	The Ordinary Shareholders shall be entitled to nominate and elect five (5) Directors (the “Ordinary Share Directors”) to the Board of the Company, one of whom shall be the then chief executive officer of the Company and to remove any of such Directors nominated by it/them and to nominate and elect another person to replace the Director removed.

3.4.	Each party agrees to elect the persons nominated by the other parties to the Board of the Company or the Subsidiary Boards in accordance with this Agreement. Each of the Preference Directors can only be removed from the Board by the party or parties which appointed him/her, unless such Director resigns voluntarily or the term of his/her service expires, in which case the party or parties entitled to appoint such Director shall be entitled to nominate a replacement to be appointed to fill the vacancy thus created. Each of the representatives nominated by DCM or Sequoia to the Subsidiary Boards can only be removed from such Subsidiary Boards upon request of the party or parties nominating him/her, unless such representative resigns voluntarily or the term of his/her service expires, in which case the party or parties entitled to nominate such representative shall be entitled to nominate a replacement to be appointed to fill the vacancy thus created.

3.5.	Each of the Board and the Subsidiary Boards shall convene at least one (1) meeting each quarter in each fiscal year.

3.6.	In relation to meetings of the Board, each Director shall be given not less than ten (10) Business Days’ written notice of meetings, but any meeting held without such notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting waive notice of the meeting in writing; and for this purpose, the presence of a Director at a meeting shall be deemed to constitute a waiver on his part in respect of such meeting.

3.7.	Four (4) Directors, including both Preference Directors, in attendance in person, telephone, video conference or other medium of simultaneous voice communication shall constitute a quorum. The quorum of any Subsidiary Board shall include both representatives appointed by DCM and Sequoia, if any. Any resolution of the Board (or any Subsidiary Board) must be approved by a majority of the directors of the Board present at a meeting at which there is a quorum in order to be valid. A resolution signed by all members of the Board (or any Subsidiary Board) entitled to receive notice of a meeting of the Board (or Subsidiary Board) shall be as valid and effectual for all purposes as a resolution of such directors duly passed at a meeting of the Board (or Subsidiary Board) duly convened, held and constituted, provided that resolutions relating to matters provided in Section 4 shall not be effective unless and until any consent of the relevant Shareholders or the Board as required under Section 4 has been obtained.

3.8.	At the request of any of the Directors, the Company shall obtain within ninety (90) days of the date upon receipt of such notice a commercially reasonable directors and officers liability insurance policy from financially sound and reputable insurers, the amount of which shall be approved by the Board (including both Preference Directors).

3.9.	The Board shall establish a Compensation Committee to implement salary and equity guidelines for the Company, as well as approve compensation packages, severance agreements, and employment agreements for all Senior Managers. The Compensation Committee shall consist of at least one (1) member appointed by DCM, so long as DCM holds any Preference Shares, and at least one (1) member appointed by Sequoia, so long as Sequoia holds any Preference Shares. Any decision made by the Compensation Committee shall be approved by both members appointed by DCM and Sequoia.

3.10.	The Company shall reimburse Directors, committee members and/or Shareholders appointing such Directors and committee members for all reasonable out-of-pocket expenses incurred by the Directors and committee members in connection with attending any meetings of the Board, the Subsidiary Boards and all committees thereof.

4.	MATTERS REQUIRING CONSENT OF PREFERENCE SHAREHOLDERS

4.1.	In addition to any other vote or consent required in this Agreement, the Memorandum and Articles of Association or by any applicable statute, each of the Group Companies shall not, and the Key Holders shall procure that each of the Group Companies does not, directly or indirectly, carry out any of the following actions, and no affirmative board or members’ resolutions shall be adopted to approve or carry out the same, except with the prior written consent of the holders of two-thirds of the then outstanding Preference Shares (calculated on an as-converted basis):

(a)	any issuance of any Securities of any class in the Company having rights superior to or on a parity with any Preference Share;

(b)	any declaration or payment of any dividend or other distribution on any Securities of any class in any Group Company;

(c)	any redemptions or repurchases of Ordinary Shares, Preference Shares or any other Securities in the Company except for purchases at cost upon termination of service or the exercise by the Company of any contractual rights of first refusal over such Securities;

(d)	consummation of any acquisition transaction of any Subsidiary, corporation, partnership or any other entity;

(e)	any increase or decrease in the number of authorized shares of Preference Shares or Ordinary Shares;

(f)	any adverse change to the rights, preferences and privileges of any Preference Share;

(g)	any change in the maximum number of directors of the Board or any Subsidiary Board;

(h)	any amendment, modification or change to or of the Memorandum and Articles of Association or any constitutional or charter documents of any other Group Company;

(i)	any borrowing or other incurrence of indebtedness (including the assumption of contingent liability under any guarantee, surety or indemnity but excluding any trade debts owed or trade credits granted) by any Group Company (in one transaction or a series of related transactions) which is in excess of US$500,000;

(j)	any exclusive, irrevocable licensing of all or substantially all of the Company’s intellectual property to a third party;

(k)	any issuance of Securities by any Subsidiary of the Company;

(l)	any transaction or agreement with any of the Founders, any of the Group Company’s employees, officers, directors, or shareholders, or any Associate of such Founders, employees, officers, directors or shareholders;

(m)	any issuance of any Securities of the Company, excluding (a) any issuance of Ordinary Shares upon conversion of the Preference Shares, and (b) the issuance of Ordinary Shares (or options or warrants therefor) under the ESOP approved by the Board (including both Preference Directors);

(n)	any merger, sale, acquisition, consolidation or reorganisation of any Group Company with or into one or more corporations or any other entity(ies) (other than a merger or consolidation involving only the Company and its wholly owned Subsidiary) or any other transaction or series of related transactions (such merger, sale, acquisition, consolidation, reorganisation and transactions to be collectively referred to as “Transaction”), in which the relevant Group Company or its shareholders immediately prior to such Transaction will not, as a result of or subsequent to the Transaction, hold a majority of the voting power of the surviving or resulting entity;

(o)	any merger, spin-off, sale, Disposal of, or creation of any Encumbrance over all or substantially all of the assets or goodwill of any Group Company (including without limitation the Company’s interest in any of its Subsidiaries or the intellectual property or business in connection with any of its products as may be developed from time to time)

(p)	liquidation, dissolution or winding-up of any Group Company;

(q)	any acquisition of any business or asset in excess of $500,000;

(r)	any appointment or replacement of the chief executive officer, the chief financial officer and the chief operation officer of any Group Company;

(s)	any appointment and removal of the auditors of any Group Company or any material change in the accounting and financial policies of any Group Company;

(t)	approval of annual budget and business plan of the Group Companies;

(u)	any expenditure outside the annual budget in excess of US$100,000 per month, individually or in the aggregate;

(v)	consummation of a Qualified IPO or an IPO; and

(w)	termination or any amendment to the Restructuring Documents.

4.2.	In addition to any other vote or consent required in this Agreement, the Memorandum and Articles of Association or by any applicable statute, each of the Group Companies shall not, and the Key Holders shall procure that each of the Group Companies does not, directly or indirectly, carry out any of the following actions, and no affirmative board or members’ resolutions shall be adopted to approve or carry out the same, except with the prior written consent of both Preference Directors:

(a)	any loan or advance to, or ownership of any Securities of, any Subsidiary, corporation, partnership, or other entity unless it is wholly owned by the Company;

(b)	any loan or advance in excess of US$25,000 to any Person, including any employee or director of any Group Company, except for the advances and similar expenditures in the ordinary course of business of the Company or under the ESOP approved by the Board (including both Preference Directors);

(c)	any guarantee of indebtedness in excess of US$100,000 in the aggregate to any Person (including its Associates) other than a Subsidiary wholly owned by the Company;

(d)	any increase in compensation of any employee of any Group Company with monthly salary of at least RMB25,000 by more than twenty-five percent (25%) in a twelve (12) month period (including the chief executive officer, the chief operation officer and the chief financial officer of the Group Companies);

(e)	the adoption of, or any amendment to, or implementation of any ESOP or any other employee equity incentive plans of the Company; and

(f)	any material alteration or change in the principal business of the Company, entry into a new line of business, or exit from the Company’s existing line of business.

5.	INCREASE IN AUTHORIZED SHARE CAPITAL

Each Shareholder agrees to vote all of its Shares from time to time and at all times, in whatever manner shall be necessary to authorize an increase in the authorized share capital of the Company so that there will be sufficient Ordinary Shares available for conversion of all of the then-outstanding Preference Shares at any time that an adjustment to the relevant conversion price with respect to such Preference Shares is made under the Memorandum and Articles of Association.

6.	CONFIDENTIALITY

6.1.	The terms and conditions of this Agreement (including its existence) shall be confidential information and shall not be disclosed by any party hereto or any of their Associates to any person not being a party hereto except as permitted under this Section 6.

6.2.	Notwithstanding Section 6.1, any party hereto may disclose the terms of this Agreement to its investors, employees, investment bankers, lenders, accountants, attorneys, business partners, directors, shareholders and senior management and bona fide prospective investors, in each case only where such persons or entities are on a need-to-know bases and under appropriate non-disclosure obligations. For the avoidance of doubt, other than disclosures to the foregoing permitted persons, none of the parties may disclose the terms and investment amounts in relation to the Series A Preference Shares and Series B Preference Shares held by the Series A Preference Shareholders and Series B Preference Shareholders, respectively, the amount of valuation of the Company thereunder, the rights and privileges of the Preference Shareholders under this Agreement, and the share capital structure of the Company to any person except with the prior written consent of the Preference Shareholders (such consent not to be unreasonably withheld).

6.3.	In the event that any party becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to make disclosure not permitted under Section 6.1 and 6.2, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the co-operation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedies. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the extent reasonably requested by any Non-Disclosing Party.

6.4.	Each of the Group Companies and the Key Holders acknowledges and agrees that the Preference Shareholders will not maintain an exclusive relationship with the Company and nothing contained herein shall prevent any Preference Shareholder, any of its Associates or members from (a) entering into any business, entering into any agreement with a third party, or investing in, evaluating or engaging in investment discussions with a third party or (b) making any disclosures required by law, rule, regulation or court or other governmental order.

7.	MANAGEMENT

7.1.	The parties hereto confirm that the Business and affairs of the Group Companies shall be overseen by the Board in the best interests of the Company and its Subsidiaries taken as a whole. In furtherance of the foregoing, the parties hereto agree that, after the date hereof, neither they, nor any of their Associates will enter into any contract, agreement, arrangement or other transaction with the Company or any of its Subsidiaries unless the terms and provisions of such contract, agreement or other arrangement or the terms on which such transaction is conducted, as the case may be, are fair to the Company or such Subsidiary and are not less favourable than those obtainable in an arm’s length relationship.

7.2.	Save as otherwise agreed between the parties, the Group Companies shall, and the Shareholders shall procure the directors of such Group Companies to, exercise their powers and control in relation to the Group Companies so as to ensure that each of the Group Companies shall:

(a)	carry on and conduct businesses and affairs in a proper and efficient manner and for the benefit of such Group Company and in accordance with the terms of this Agreement;

(b)	keep proper books of account and therein make true and complete entries of all its dealings and transactions of and in relation to its business; and

(c)	conduct its business in accordance with all applicable legal requirements, including the obtaining of all necessary licences, consents and approvals.

7.3.	Subject to the consent of the Directors (including both Preference Directors), each of the Board and the Subsidiary Boards may appoint one or more managing Director for the efficiency in daily operations.

8.	DIVIDENDS

8.1.	No dividends shall be declared or paid on the Ordinary Shares or any future series of preference shares, unless and until a dividend in like amount is declared and paid on each outstanding Preferred Share (on an as-if-converted basis) to the Preferred Shareholders.

9.	USE OF A SHAREHOLDERS’ NAME OR LOGO

9.1.	Except with the prior written authorization of DCM, none of the Group Companies shall be entitled to use, publish or reproduce the name, trademark or logo of “DCM”, or any similar name, trademark and/or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes.

9.2.	Except with the prior written authorization of Sequoia, none of the Group Companies shall be entitled to use, publish or reproduce the name, trademark or logo of “Sequoia”, or any similar name, trademark and/or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes.

10.	EMPLOYEE SHARES

10.1.	The Board shall have the power to grant share options to the employees, directors, consultants and officers of any Group Company to acquire Ordinary Shares pursuant to the ESOP which shall be duly adopted by the Board of the Company after the date hereof. The Ordinary Shares reserved for the ESOP shall not, in any event, exceed 10% of the outstanding Shares on a fully-diluted basis, assuming full conversion of the Preference Shares and full exercise of all outstanding options (including any option granted under the ESOP before the date hereof) and other outstanding convertible and exercisable securities. The number of Ordinary Shares reserved under the ESOP shall not be increased without prior written approval by the Board, including the affirmative consent or vote of both Preference Directors.

10.2.	Unless approved by the Board (including affirmative consent of both Preference Directors), all employees, directors, consultants and officers of the Company who shall purchase, or receive options to purchase, Ordinary Shares under the ESOP shall be required to execute share purchase or option agreements providing for (i) vesting of Ordinary Shares over not less than a four-year period with the first twenty-five percent (25%) of such Ordinary Shares vesting at the end of twelve (12) months after commencement of employment or services and the remaining shares vesting in equal monthly installments over the thirty six (36) months, and (ii) acceleration of vesting of such Ordinary Shares only when (a) the Control of the Company is transferred and (b) the options are not assumed by the surviving entity; (iii) up to a one-hundred eighty (180)-day lockup period in connection with the Company’s IPO. The Company shall retain a right to repurchase vested shares.

11.	INFORMATION RIGHTS

11.1.	The Company shall, deliver to each Preference Shareholder, the following documents and information of each Group Company:

a)	audited annual consolidated financial statements within ninety (90) days after the end of each fiscal year;

b)	unaudited quarterly consolidated financial statements signed by the Chief Executive Officer of the Company within forty-five (45) days after the end of each of the first three fiscal quarters;

c)	unaudited monthly consolidated financial statements and the capitalization report (including the type and amount of the Securities held by each Shareholder) within thirty (30) days after the end of each month; and

d)	a draft annual capital expenditure and operating budget and strategic plan for the approval of the Board at least thirty (30) days prior to the beginning of each fiscal year, provided that the final budget shall be approved by the Board.

Unless otherwise agreed by the Preference Shareholders, all financial statements referred to in this Section 11.1 shall be prepared and/or audited by an accounting firm acceptable to the Board (including the affirmative consent of both Preference Directors) in accordance with US GAAP on a consolidated basis (including without limitation each of the Group Companies) and shall include a balance sheet, profit and loss accounts and statement of cash flows and, only in respect of audited statements, all directors’ notes thereto (if any).

11.2.	Each Preference Shareholder shall have the following rights during normal business hours: (i) the right to inspect the books and records (including without limitation financial records) of all Group Companies; (ii) the right to inspect the plant, equipment, stock in trade and facilities of any Group Companies and (iii) the right to discuss the business, operations and management and other matters of any Group Companies with their respective directors, officers, employees, accountants, auditors, financial advisors, legal counsel and investment bankers, provided that a written notice shall be given to the Group Company ten (10) business days prior to such inspection and in no event shall such exercise of the inspection rights materially impair the normal business operations of the Group Companies.

11.3.	All information delivered to or received by any Preference Shareholder in accordance with this Section 11 shall be confidential information and shall not be disclosed by any Preference Shareholder to any person not being a party hereto except as permitted under Section 6 of this Agreement.

12.	RIGHT OF PARTICIPATION

12.1.	Each Preference Shareholder shall have a right of participation to purchase and subscribe for a portion of any New Securities which the Company proposes to issue in order to maintain such Preference Shareholder’s proportionate beneficial ownership interest in the Company (on an as-if-converted basis). “New Securities” shall mean any Securities of the Company other than:

a)	Ordinary Shares reserved for employees, directors, consultants and officers pursuant to the ESOP approved by the Board (including the affirmative consent or vote of both Preference Directors);

b)	Ordinary Shares issued or issuable in connection with any share split, share dividend, combination, recapitalization or other similar transaction of the Company;

c)	Ordinary Shares issued or issuable upon conversion of Preference Shares;

d)	Securities issued in connection with a bona fide business acquisition by the Company approved by the Board (including affirmative consent of both Preference Directors);

e)	Securities issued or issuable pursuant to strategic transactions, entered into for primarily non-equity financing purposes approved by the Board (including the affirmative consent or vote of both Preference Directors); and

f)	Securities issued or issuable pursuant to equipment lease financings or bank credit arrangements approved by the Board (including the affirmative consent or vote of both Preference Directors).

12.2.	If the Company wishes to make any issue of New Securities, it shall prior to such issue give each Preference Shareholder a written notice of the proposed issue. The notice shall set forth the terms and conditions of the proposed issue (including the number of New Securities to be offered and the price, if any, for which the Company proposes to offer such New Securities), and the number of New Securities that the Preference Shareholder can elect to purchase and shall constitute an offer to issue the relevant portion of the New Securities to the Preference Shareholder on such terms and conditions.

12.3.	Each Preference Shareholder may accept such offer by delivering a written notice of acceptance (an “Acceptance Notice”) to the Company within ten (10) Business Days after receipt of the notice of the Company of the proposed issue. Any Preference Shareholder exercising its right of participation shall be entitled to participate in the purchase of New Securities on a pro rata basis to the extent necessary to maintain its proportionate beneficial ownership interest in the Company (its “Pro Rata Portion”) and for purposes of determining any Preference Shareholder’s Pro Rata Portion, any Shareholder or other security holder shall be treated as owning that number of Ordinary Shares into which any outstanding convertible and exercisable Securities may be converted. If any Preference Shareholder fails to purchase or does not accept its Pro Rata Portion, the Company shall promptly, in writing, inform each Preference Shareholder that has elected to fully exercise its right of participation (the “Fully Exercising Preference Shareholder”) of any other Preference Shareholder’s failure to do likewise. Each of the Fully Exercising Preference Shareholders shall have the right to purchase up to that number of New Securities equal to the product of the New Securities not so purchased multiplied by a fraction, the numerator of which is the number of Ordinary Shares then held by such Fully Exercising Preference Shareholder (assuming full conversion and exercise of all convertible and exercisable Securities then held by such Preference Shareholder) and the denominator of which is the total number of Ordinary Shares then held by all the Fully Exercising Preference Shareholders (assuming full conversion and exercise of all convertible and exercisable Securities then held by all Preference Shareholders), by delivering a written notice to the Company within ten (10) Business Days after being informed by the Company.

12.4.	If any Preference Shareholder who elects to exercise its right of participation does not complete the subscription of such New Securities within five (5) Business Days after delivery of its Acceptance Notice to the Company, the Company may complete the issue of New Securities on the terms and conditions specified in the Company’s notice within ten (10) Business Days following the expiration of such five (5) Business Day period.

12.5.	If the Company does not complete the issue of the New Securities within such ten (10) Business Day period described in Section 12.4 above, the right of participation provided in this Section 12 in respect of such New Securities shall be deemed to be revived and the New Securities shall not be offered to any person unless first re-offered to each Preference Shareholder in accordance with this Section 12.

12.6.	The rights of the Preference Shareholders under this Section 12 shall terminate upon the consummation of a Qualified IPO.

13.	RIGHT OF FIRST REFUSAL

13.1.	Subject to the Share Restriction Agreement, before any Securities may be sold or otherwise transferred or Disposed of (the “Proposed Transfer”) by any Key Holder (the “Selling Shareholder”) to any proposed purchaser or other transferee (the “Proposed Transferee”), the Company shall have a right of first refusal (the “Company Right of First Refusal”) to purchase such Securities (the “Offered Securities”) in accordance with the terms of this Section 13. For avoidance of doubt, any change in the equity interest of a Key Holder that is an entity, including without limitation as a result of (i) the issuance or redemption by such Key Holder of any portion of its outstanding shares or equity, or (ii) a Disposal of such Key Holder’s equity by its equity holder, shall constitute a Proposed Transfer for purposes of this Agreement and such equity interest to be transferred or issued by such holder shall be treated as “Offered Securities” for all purposes under this Agreement. Any Proposed Transfer shall be made in compliance with this Agreement and the Share Restriction Agreement. In the case of any Proposed Transfer by a Selling Shareholder who is also a Preference Shareholder, the terms “Preference Shareholder” and “Preference Shareholders” as used in this Sections 13 and 14 below shall not include such Selling Shareholder.

13.2.	To the extent that the Company elects not to purchase all of the Offered Securities pursuant to Section 13.1, each Selling Shareholder hereby unconditionally and irrevocably grants to each Preference Shareholder a right of first refusal (the “Preference Right of First Refusal”) to purchase any Offered Securities not purchased by the Company pursuant to Section 13.1.

13.3.	Prior to sale, transfer or Disposal of any Offered Securities, the Selling Shareholder shall deliver to the Company and the Preference Shareholders a written notice (the “Transfer Notice”) stating:

(a)	the Selling Shareholder’s intention to sell or otherwise transfer or Dispose of such Offered Securities;

(b)	the identity of the Proposed Transferees;

(c)	the number of Offered Securities to be transferred to each Proposed Transferee;

(d)	the price at which the Offered Shares are being transferred (the “Offered Price”); and

(e)	the terms on which the Offered Securities are being transferred.

The Transfer Notice shall constitute an irrevocable offer by the Selling Shareholder to sell the Offered Securities at the Offered Price for which the Selling Shareholder proposes to transfer the Offered Securities to the Company and/or the Preference Shareholders.

13.4.	(a)	The Company shall have the right, upon notice to the Selling Shareholder at any time within five (5) Business Days after receipt of the Transfer Notice (the “Purchase Right Period”), to purchase all or any portion of the Offered Securities at the Offered Price and upon the same terms (or terms as similar as reasonably practicable) upon which the Selling Shareholder is proposing or is to Dispose of such Offered Securities, and the Selling Shareholder shall, upon receipt of the notice of purchase from the Company, sell the Offered Securities to the Company pursuant to such terms.

(b)	Subject to the Company Right of First Refusal as provided in Section 13.4(a), the Preference Shareholders shall have the Preference Right of First Refusal to purchase all or any portion of the Offered Securities; provided that each Preference Shareholder so electing gives written notice of the exercise of such right to the Selling Shareholder no later than ten (10) Business Days following the expiration of the Purchase Right Period (the “Investor Right Period”). Upon the earlier to occur of (a) the termination of the Purchase Right Period, or (b) the time when the Selling Shareholder has received written confirmation from the Company regarding its exercise of its Company Right of First Refusal, the Company shall be deemed to have made its election with respect to the Offered Securities, and the Offered Securities for which the Preference Shareholders may exercise their Preference Rights of First Refusal shall be correspondingly reduced to the extent the Company elects to purchase all or any portion of the Offered Securities. To the extent that the Company elects not to purchase all of the Offered Securities, each Preference Shareholder who has given written notice of its exercise of such right within the Investor Right Period shall have the right to purchase, within five (5) Business Days following the expiration of the Investor Right Period (the “Overallotment Period”), up to its Pro Rata Share of the remaining Offered Securities (the “Remaining Securities”). For the purposes of this Section 13.4, each Preference Shareholder’s Pro Rata Share shall be equal to the product of the number of Remaining Securities multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares held by such Preference Shareholder (assuming full conversion and exercise of all convertible and exercisable Securities then held by such Preference Shareholder) on the date of the Transfer Notice and the denominator of which shall be the number of Ordinary Shares held by all Preference Shareholders (assuming full conversion and exercise of all convertible and exercisable Securities then held by all Preference Shareholders) that have exercised the Right of First Refusal on the date of the Transfer Notice.

(c)	In the event that any Preference Shareholder elects not to purchase its full Pro Rata Share of the Remaining Securities available to it pursuant to its rights under Section 13.4(b) above within the Overallotment Period, the Selling Shareholder shall grant each Preference Shareholders who has elected to purchase its full Pro Rata Share of the Remaining Securities (each a “Fully Participating Preference Shareholder”) the right to purchase up to that number of Remaining Securities equal to the product of the balance of the Remaining Securities multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares held by such Fully Participating Preference Shareholder (assuming full conversion and exercise of all convertible and exercisable Securities then held by such Fully Participating Preference Shareholder) and the denominator of which shall be the number of Ordinary Shares held by all Fully Participating Preference Shareholders (assuming full conversion and exercise of all convertible and exercisable securities then held by all Fully Participating Preference Shareholders). The Selling Shareholder and the Fully Participating Preference Shareholders shall, within five (5) Business Days after the end of the Overallotment Period (the “Extension Period”), make such adjustments to the number of Offered Securities that the Fully Participating Preference Shareholders elect to purchase so that the balance of the Remaining Securities may be allocated to the Fully Participating Preference Shareholders exercising such oversubscription right in accordance with this Section 13.4(c).

(d)	Within five (5) Business Days after expiration of the Extension Period, the Selling Shareholder shall provide notice to the Company and/or each Preference Shareholder specifying the number of Offered Securities that was elected to be purchased by the Company and/or the Preference Shareholders exercising the Company Right of First Refusal and/or the Preference Right of First Refusal (the “Expiration Notice”).

13.5.	If and to the extent any of the Offered Securities proposed in the Transfer Notice to be transferred or Disposed are not purchased by the Company or the Preference Shareholders after the expiration of the Extension Period, then after the issuance of the Expiration Notice and subject to the co-sale rights set forth in Section 14, the Selling Shareholder may sell or otherwise transfer or Dispose of such Offered Securities which have not been purchased to the Proposed Transferee(s) at the Offered Price or at a higher price, which price, in the aggregate, shall be no more favourable than that has been offered to the Preference Shareholders, and on terms and conditions that are no more favourable than those set forth by the Selling Shareholder in the Transfer Notice.

13.6.	In the event that the Proposed Transferee(s) pays for the Offered Securities in consideration other than in cash, the value of such consideration shall be appraised by a qualified asset appraisal firm approved by the Board of Directors (including the affirmative consent of the Preference Directors).

13.7.	The Company Right of First Refusal and Preference Right of First Refusal under this Section 13 shall terminate upon the consummation of a Qualified IPO.

13.8.	For avoidance of any doubt, DCM and Sequoia shall be entitled to transfer all or any portion of its Securities of the Company in accordance to the Shareholders’ Agreement and the Memorandum and Articles of Association.

13.9.	Following the exercise of any rights of first refusal in this Section 13, the Company shall be obligated to update the Company’s register of shareholders accordingly.

14.	CO-SALE RIGHTS

14.1.	In the event that any Offered Securities are not purchased by the Preference Shareholders pursuant to Section 13 above and thereafter are to be sold to a Proposed Transferee (the “Co-Sale Eligible Shares”), each Preference Shareholder who has not exercised its Preference Right of First Refusal (the “Co-Sale Preference Shareholder”) may elect to exercise its right (a “Right of Co-Sale”) and participate on a pro-rata basis in the Proposed Transfer on the same terms and conditions specified in the Transfer Notice, provided that the Preference Shareholder converts all Securities, the subject of such sale, to Ordinary Shares (if required by the Proposed Transferee) prior to the completion of a sale pursuant to this Section 14. Each Co-Sale Preference Shareholder shall exercise its Right of Co-Sale by delivering to the Selling Shareholder, within five (5) Business Days after receipt of the Expiration Notice (the “Co-Sale Period”), written notice of its intention to participate, specifying the number and type of Securities such Co-Sale Preference Shareholder desires to sell to the Proposed Transferee. At the closing of the transaction, such Co-Sale Preference Shareholder shall deliver one or more certificates representing the number of Securities which it elects to sell hereunder together with other documents necessary for transfer of such Securities to the Proposed Transferee, and the Selling Shareholder shall ensure that the Proposed Transferee shall pay to such Co-Sale Preference Shareholder the full purchase price for such Securities. To facilitate the delivery of share certificates representing such Securities, the Company undertakes to the Co-Sale Preference Shareholder that it shall effect and register the conversion of all applicable Securities into Ordinary Shares, and provide relevant share certificates therefore to the Selling Shareholder as soon as practicable upon any request for conversion.

14.2.	Each Co-Sale Preference Shareholder shall have the right to co-sell up to such number of Securities equal to the product of the number of Co-Sale Eligible Shares multiplied by a fraction, the numerator of which is the number of Ordinary Shares held by such Co-Sale Preference Shareholder (assuming full conversion and exercise of all convertible and exercisable securities then held by such Co-Sale Preference Shareholder), and the denominator of which is the number of Ordinary Shares held by the Selling Shareholder and all Co-Sale Preference Shareholders (assuming full conversion and exercise of all convertible and exercisable securities then held by all Co-Sale Preference Shareholders). In the event that the Proposed Transferee desires to purchase a number of Securities less than the amount of the Co-Sale Eligible Shares, the amount that the Proposed Transferee desires to purchase shall be substituted for Co-Sale Eligible Shares in the above equation for the purpose of determining each Co-Sale Preference Shareholder’s co-sale rights.

14.3.	If the Proposed Transferee refuses to purchase Securities from any Co-Sale Preference Shareholder exercising its Right of Co-Sale under this Section 14, the Selling Shareholder shall not sell to the Proposed Transferee any Securities unless and until, simultaneously with such sale or transfer, such Selling Shareholder shall purchase such Securities from such Co-Sale Preference Shareholder on the same terms and conditions specified in the Transfer Notice.

14.4.	The exercise or non-exercise of the Right of Co-Sale under this Section 14 with respect to a particular sale or Disposal by any Selling Shareholder shall not adversely affect the Preference Shareholder’s right to participate in subsequent sales or Disposals by any Selling Shareholder pursuant to this Section 14.

14.5.	Any sale, assignment or other transfer or Disposal of Offered Securities by any Selling Shareholder contrary to the provisions of this Agreement or the Share Restriction Agreement shall be null and void, and the transferee shall not be recognized by the Company as the holder or owner of the Offered Securities sold, assigned, or transferred for any purpose (including, without limitation, voting or dividend rights), unless and until such Selling Shareholder has satisfied the requirements of this Agreement and the Share Restriction Agreement with respect to such sale or Disposal.

14.6.	To the extent the Company and the Preference Shareholders do not elect to purchase or participate in the sale of the Offered Securities, the Selling Shareholder may, not later than twenty (20) Business Days following the expiration of the Co-Sale Period, conclude a transfer of the Offered Securities which shall have not been elected to be purchased by the Company and the Preference Shareholders and the number of which shall have not been reduced pursuant to the Right of Co-Sale of the Preference Shareholders hereunder, which in each case shall be on terms and conditions not more favourable to the Proposed Transferee(s) than those described in the Transfer Notice. Any Proposed Transfer on terms and conditions which are more favourable than those described in the Transfer Notice, as well as any subsequent Proposed Transfer of any Securities by the Selling Shareholder, shall again be subject to the Company Right of First Refusal, the Preference Right of First Refusal and the Right of Co-Sale and shall require compliance by the Selling Shareholder with the procedures described in Sections 13 and 14 of this Agreement.

14.7.	The Preference Right of First Refusal set forth in Section 13 and the Right of Co-Sale set forth in Sections 14.1 to 14.6 shall not apply to transfers of Shares to any spouse, children or other immediately family members (the “Family Members”) of the Key Holders, or entities wholly and legally and beneficially owned by the Key Holders or their Family Members (each being a “Permitted Transferee”); provided that in each case the Selling Shareholder shall remain to be bound by this Agreement and the Permitted Transferee shall agree to be bound by this Agreement and that the Selling Shareholder shall procure that the Permitted Transferee shall not transfer its Securities except to the Selling Shareholder or other Permitted Transferee(s) of the Selling Shareholder.

14.8.	The rights of the Preference Shareholders under Sections 14.1 to 14.6 shall terminate upon the consummation of a Qualified IPO.

14.9.	Each certificate representing the Shares shall bear legends in the following form (in addition to any legend required under any other applicable securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A SHARE RESTRICTION AGREEMENT AND A SHAREHOLDERS’ AGREEMENT BY AND BETWEEN THE HOLDER HEREOF, THE COMPANY AND CERTAIN OTHER SHAREHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENTS ARE ON FILE WITH THE PRINCIPAL OFFICE OF THE COMPANY.

14.10.	The parties hereto agree that any purchaser of Shares (unless already a party to this Agreement) from a Selling Shareholder shall be required to sign a deed confirming its agreement to be bound by this Agreement as a condition of his becoming a Shareholder.

15.	DRAG ALONG RIGHT

15.1.	In the event that the holders of at least two-thirds of the then outstanding Preference Shares (calculated on an as-converted basis) (the “Drag Along Requestors”) approve a sale of the Company to a Person (whether structured as a merger, reorganization, asset sale, stock sale or otherwise), in which a Person, or a group of related Persons, acquires shares representing fifty percent (50%) or more of the outstanding voting power of the Company or substantially all assets of the Company (a “Drag Along Transaction”) and which has been approved by the Board, the Drag Along Requestors shall have the right (“Drag Along Right”) to require all other Shareholders by giving a notice (“Drag Along Notice”) to all such parties, subject to and upon such terms and conditions as the Drag-Along Requestors may reasonably require:

a)	to vote all voting shares held by them in the same manner as the Drag Along Requestors;

b)	to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Drag-Along Transaction;

c)	to execute and deliver all related documentation and take such other action in support of the Drag Along Transaction as shall reasonably be requested by the Company or the Drag Along Requestors; and

d)	in the event that the Drag Along Transaction is to be effected by the sale of Shares held by Drag Along Requestors without the need for shareholder approval, to sell all Shares of the Company beneficially held by such other Shareholders (or in the event that the Drag Along Requestors are selling fewer than all of their Shares held in the Company, Shares in the same proportion as the Drag Along Requestors are selling) to the person to whom the Drag Along Requestors propose to sell its Shares, for the same per-share consideration (on an as-converted basis) and on the same terms and conditions as the Drag Along Requestors.

15.2.	Sections 15.1 shall terminate upon the consummation of a Qualified IPO.

16.	RESERVED

17.	LIQUIDATION

17.1.	If a Liquidation Event occurs, the parties acknowledge and agree that distributions to the members of the Company shall be made in accordance with the Company’s Memorandum and Articles of Association.

18.	REGISTRATION RIGHTS

17.1.	The Preference Shareholders shall be entitled to the registration rights set out in Schedule 2. Such registration rights shall terminate upon the earlier of (a) the seven (7th) anniversary of the closing of a Qualified IPO, or (b) such time at which all Registrable Securities (as defined in Schedule 2) held by the Preference Shareholders (and any Associate of the Preference Shareholder with whom the Preference Shareholder must aggregate its sales under Rule 144 of the Securities Act) proposed to be sold may be sold under Rule 144 of the Securities Act in any ninety (90)-day period without registration in compliance with Rule 144 of the Securities Act.

19.	CONTROL OF SUBSIDIARIES

19.1.	All material aspects of the formation, maintenance and compliance of any direct or indirect Subsidiary or entity Controlled by the Company, whether now in existence or formed in the future, shall be subject to the review and approval by the Board (including the consent of both Preference Directors) and the Company shall promptly provide each Preference Shareholder with copies of all materially related documents and correspondence. The Company shall ensure that the Subsidiary Boards shall not have independent decision making power over their respective entities, and that the Company shall have sole decision making power over all business and affairs of any of its Subsidiaries.

19.2.	The Company shall at any time institute and shall keep in place arrangements reasonably satisfactory to the Board of Directors (including both Preference Directors) such that the Company will be permitted to properly consolidate the financial results for any direct or indirect Subsidiary of the Company (including without limitation the HK Co and the PRC Companies) in consolidated financial statements for the Company prepared under IFRS or US GAAP.

19.3.	The Company undertakes not to and not to permit any of its Subsidiaries or Associates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any Non-U.S. Official, in each case, in violation of the Foreign Corrupt Practices Act of the United States of America (the “FCPA”) or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall and shall cause each of its Subsidiaries or Associates to cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Associates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall and shall cause each of its Subsidiaries and Associates to maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

19.4.	The Company shall take all necessary actions to maintain any direct or indirect Subsidiary or entity Controlled by it, whether now in existence or formed in the future, as is necessary to conduct the Business as conducted or as proposed to be conducted.

19.5.	The Company shall use its best efforts to cause any direct or indirect Subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws. In particular, each of the Company and its Subsidiaries and the Key Holders shall ensure that all applicable filings and registrations with the PRC authorities so required shall be duly completed in accordance with the relevant rules and regulations, including, without limitation, any such filings and registrations with the Ministry of Commerce, the Ministry of Information Industry, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau, customs authorities, product registration authorities, health regulatory authorities and the local counter-part of each of the aforementioned governmental authorities, in each case, as applicable.

20.	U.S. TAX MATTERS.

20.1.	The Company shall upon the request of any Preference Shareholder (a) determine, with respect to such taxable year whether the Company (or any of its Affiliates) is a passive foreign investment company (“PFIC”) as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (including whether any exception to PFIC status may apply) or is or may be classified as a partnership or branch for U.S. federal income tax purposes, and (b) provide such information reasonably available to the Company as any Preference Shareholder may reasonably request to permit such Preference Shareholder to elect to treat the Company and/or any such entity (including a Subsidiary of the Company) as a “qualified electing fund” (within the meaning of Section 1295 of the Code) (a “QEF Election”) for U.S. federal income tax purposes. The Company shall also, reasonably promptly upon request, obtain and provide any and all other information reasonably deemed necessary by the Preference Shareholders to comply with the provisions of this Section 20.1. The Company shall, upon the request of any Preference Shareholder, appoint an internationally reputable accounting firm acceptable to the Preference Shareholders to prepare and submit its U.S. tax filings.

20.2.	If a determination is made by the Company that the Company is a PFIC for a particular taxable year, then for such year and for each year thereafter, the Company shall also provide each Preference Shareholder within 60 days upon the request of such Preference Shareholder with a completed “PFIC Annual Information Statement” as required by Treasury Regulation Section 1.1295-1(g) and any other information reasonably required by any Preference Shareholder to comply with any reporting or other requirements in connection with the QEF Election.

20.3.	The Company shall promptly provide the Preference Shareholders with written notice if it (or any of its Subsidiaries) becomes aware that it is a controlled foreign corporation as described in Section 957 of the Code (“CFC”). The Company shall, upon the reasonable request of any Preference Shareholder, furnish on a timely basis all information requested by such Preference Shareholder to satisfy its U.S. federal income tax return filing requirements, if any, arising from its investment in the Company and relating to the Company or any Group Company’s classification as a CFC.

20.4.	The Company, upon a reasonable request, will comply and will cause its Subsidiaries to comply with all record-keeping, reporting, and other requests reasonably necessary for the Company and its Subsidiaries to allow any Preference Shareholder to comply with any applicable U.S. federal income tax law. The Company, will also provide any Preference Shareholder with any information reasonably requested to allow such Preference Shareholder to comply with any applicable U.S. federal income tax law (including but not limited to information relating to the transfer of any equity interests of the Company (or any Subsidiary) and the issuance or redemption by the Company (or any Subsidiary) of any equity interests).

20.5.	The Company shall, if reasonably requested by an Preference Shareholder, cooperate in determining whether it would be desirable, reasonable and appropriate for the Company and/or any Subsidiary to elect to be classified as a partnership or branch for U.S. federal income tax purposes and, if so, to take all reasonable steps to cause any such elections to be made, including by filing or by causing to be filed, Internal Revenue Service Form 8832 (or any successor form), and the Company shall not permit such election, once made, to be terminated or revoked without the written consent of the Preference Shareholders; provided that the Company shall notify all Preference Shareholders prior to the making of any such election.

20.6.	The Company shall, and shall cause each Group Company to, timely and accurately file tax returns in each jurisdiction in which such returns are required to be filed.

21.	RESTRICTIVE COVENANTS

21.1	Each of the Founders hereof acknowledges that the Preference Shareholders agree to invest in the Company and become the Preference Shareholders on the basis of continued and exclusive services of and full devotion and commitment by the Founders to the Group Companies, and agree that the Preference Shareholders should have reasonable assurance of such basis of investment. Each of the Founders hereof jointly and severally undertakes to the Preference Shareholders that, unless with prior written consent of the holders of two-thirds of the then outstanding Preference Shares (calculated on an as-converted basis), neither he nor any of his Associates, his nominees, trustees or the like will directly or indirectly:

(a)	during the Relevant Period and for a period of one (1) year after the Relevant Period, participate, assist, advise, consult, be concerned with, engaged or interested in, any internet business in any manner, directly or indirectly, alone or in concert with others;

(b)	during the Relevant Period and for a period of three (3) years after the Relevant Period (collectively “Restriction Period”), participate, assist, advise, consult, be concerned with, engaged or interested in, any business or entity in any manner, directly or indirectly, alone or in concert with others, which is in competition with the flash sale business carried on by any Group Company at any time during the Restriction Period;

(c)	during the Restriction Period, solicit in any manner any person who is or has been during the Restriction Period a customer or client of any Group Company for the purpose of offering to such person any goods or services similar to or competing with any of the businesses conducted by any Group Company at any time during the Restriction Period;

(d)	during the Restriction Period, solicit or entice away, or endeavour to solicit or entice away, any employee or officer of any Group Company; or

(e)	during the Relevant Period, disclose or use for any purpose (except for the ordinary business of the Group Companies), any information concerning the business, accounts, finance, transactions or intellectual property rights of any Group Company or any trade secrets or confidential information of or relating to any of the Group Companies.

21.2	Each undertaking in paragraphs (a), (b), (c), (d), and (e) of Section 21.1 shall be treated as independent of the other undertakings so that, if any of them is held to be invalid or unenforceable for any reason, the remaining undertakings shall be valid to the extent that they are not affected.

21.3	Each of the Founders hereby expressly acknowledges and declares that he has duly considered the undertakings set out in Section 21.1 and considers that they are reasonable in the circumstances and warrants and undertakes to the Preference Shareholders that he shall not challenge or query the validity and enforceability of these undertakings.

21.4	For the purposes of this Section 21, “Relevant Period” means, in relation to a Founder and/or his Associates, nominees, trustees or the like, the period during which he or his Associates, nominees, trustees or the like is a shareholder, director, employee and/or has any direct or indirect interest (legal or beneficial) in the capital of any of the Group Companies.

22.	TERMINATION

22.1.	This Agreement shall continue in full force and effect until the earlier of the following:

(a)	the Company has been dissolved, wound up or otherwise ceases to exist as a separate corporate entity; or

(b)	the consummation of a Qualified IPO.

22.2.	Notwithstanding the provision of Section 22.1, the registration rights under Schedule 2 shall be terminated in accordance with Schedule 2 or Section 22, whichever is the later.

22.3.	Termination of this Agreement shall not release any party from any liability which at the time of termination has already accrued to the other parties or any liability arising or maturing after such termination as a result of any breach, omission committed or omitted prior to such termination.

23.	SEVERABILITY

23.1.	If at any time any one or more provisions hereof are or become invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

24.	ENTIRE AGREEMENT

24.1.	Except as otherwise specified in this Agreement, this Agreement constitutes the entire agreement and understanding between the parties in connection with the subject matter of this Agreement and supersedes all previous term sheets, proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and replaces all other agreements between and among any of the parties with respect to the subject matter hereof. No party hereto has relied or is entitled to rely on any such term sheets, proposals, representations, warranties, agreements or undertakings.

25.	NATURE OF THIS AGREEMENT

25.1.	In the event of any conflict between the provisions of this Agreement and the terms of the Memorandum and Articles of Association of the Company, the provisions of this Agreement shall prevail as between the shareholders of the Company only and, if any of the parties hereto shall so require, the Memorandum and Articles of Association of the Company shall be revised so as to reflect the provisions of this Agreement.

25.2.	It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any other party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

26.	TIME

26.1.	Time shall be of the essence of this Agreement.

26.2.	No time or indulgence given by any party to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

27.	ASSIGNMENT, TRANSFER AND COUNTERPARTS

27.1.	This Agreement shall be binding on and endure for the benefits of the parties hereto, and their respective successors and assigns.

27.2.	Notwithstanding anything to the contrary contained in this Agreement and the Memorandum and Articles of Association,

(a)	DCM may assign and transfer any of its rights, benefits and obligations of and in this Agreement to any third party, provided that (x) such third party does not directly compete with the Business of the Company in PRC; (y) the implied valuation of the Company in such transfer is not less than US$1,236 million; and (z) DCM shall notify the Company of its proposed transfer and assignment in advance. For avoidance of doubt and in any event, DCM may freely assign and transfer any of its rights, benefits and obligations of and in this Agreement to any of its affiliated fund(s) and/or entities at its sole discretion without subject to the foregoing provision (x), (y) and (z).

(b)	Sequoia may assign and transfer any of its rights, benefits and obligations of and in this Agreement to any third party, provided that (x) such third party does not directly compete with the Business of the Company in PRC; (y) the implied valuation of the Company in such transfer is not less than US$1,236 million; and (z) Sequoia shall notify the Company of its proposed transfer and assignment in advance. For avoidance of doubt and in any event, Sequoia may freely assign and transfer any of its rights, benefits and obligations of and in this Agreement to any of its affiliated fund(s) and/or entities at its sole discretion without subject to the foregoing provisions (x), (y) and (z).

27.3.	Notwithstanding anything to the contrary contained in this Agreement (in particular Sections 13 and 14), the Share Restriction Agreement and the Memorandum and Articles of Association, except for transfers by any Key Holder (i) to the Company pursuant to the Share Restriction Agreement, or (ii) to its parents, children or spouse, or to trusts for the benefit of such persons, for bona fide estate planning or tax planning purposes (collectively, the “Permitted Transferees”, and each, a “Permitted Transferee”), no Key Holder shall, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any of the Company’s securities now held by it or him to any person without the prior written consent of the holders of a majority of the Preference Shares (calculated on an as-converted basis).

27.4.	Notwithstanding anything to the contrary herein, without the prior written consent of the holders of a majority of the Preference Shares (calculated on an as-converted basis):

(a)	None of the corporate Key Holders shall issue to any person other than a Founder any equity securities in such corporate Key Holder or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities in such corporate Key Holder.

(b)	None of the Key Holders shall, and shall cause any other person not to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held or controlled by it in the Domestic Company to any person.

(c)	The Domestic Company shall not, and each of the Key Holders shall use his best efforts to cause the Domestic Company not to, issue to any person any equity securities of the Domestic Company, or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of the Domestic Company.

27.5.	This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which, when so executed and delivered, shall be an original but all the counterparts shall together constitute one and the same instrument.

28.	PROCEEDS OF SUBSCRIPTION

28.1.	The parties acknowledge and agree that the proceeds of the subscription for the Preference Shares under relevant subscription agreements shall be used, in accordance with relevant subscription agreements or the directions of the Company’s Board of Directors, as it shall be constituted in accordance herein, for mergers & acquisitions, capital expenditures and general working capital of the Group Companies. The aforesaid proceeds shall not by any means be used in the payment of any debt of the Company or its subsidiaries held by any shareholders without the prior consent of the Preference Shareholders nor be used to purchase or trade any shares or Securities of any listed companies, or corporate bonds or any other negotiable securities.

29.	NOTICES AND OTHER COMMUNICATION

29.1.	Any notice or other communication to be given under this Agreement shall be in writing and may be delivered by hand or given by facsimile or sent by an established courier service to the address or fax number from time to time designated, the initial address and fax number so designated by each party being set out in Schedule 1. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject-matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch and if so sent by an established courier service shall be deemed received three (3) Business Days after the date of despatch.

29.2.	Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed, but the absence of such confirmation shall not affect the validity of any such communication.

30.	GOVERNING LAW AND JURISDICTION

30.1.	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

30.2.	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof shall be settled by arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the Hong Kong International Arbitration Centre Procedures for the Administration of International Arbitration in force at the date of this contract. The appointing authority shall be the Hong Kong International Arbitration Centre.

30.3.	There shall be one (1) arbitrator appointed by the parties in dispute or, failing such agreement within ten (10) days after any party in dispute has given to the other party(ies) in dispute a written request to concur in the appointment of an arbitrator, a single arbitrator to be appointed, on the request of any party, by the Chairman for the time being of the Hong Kong International Arbitration Centre (as the appointing authority).

31.	AMENDMENTS AND WAIVERS

31.1.	Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the holders of a majority of the then outstanding Ordinary Shares who at such time are providing services to any Group Company as an employee or consultant, and the holders of two-thirds of the then outstanding Preference Shares (calculated on an as-converted basis). Any amendment, termination or waiver effected in accordance with this paragraph shall be binding upon each party hereto and each of their respective successors and assigns, even if they do not execute such consent. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

32.	MISCELLANEOUS

32.1.	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

32.2.	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

32.3.	Subject to Section 22, if this Agreement is terminated or rescinded for whatsoever reason, all further rights and obligations of the parties hereto shall cease to have effect upon such termination or rescission except that the termination or rescission will not affect the then accrued rights and obligations of the parties.

32.4.	The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it, has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

- EXECUTION PAGE FOLLOWS -

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:	VIPSHOP HOLDING LIMITED

	By:	/s/ Shen Ya
Name: Shen Ya
Title: Director

HK CO:	VIPSHOP INTERNATIONAL HOLDINGS LIMITED

	By:	/s/ Shen Ya
Name: Shen Ya
Title: Director

Affix Seal:

WFOE:	GUANGZHOU VIPSHOP COMPUTER SERVICE CO., LTD. (广州唯品会计算机服务有限公司)

	By:	/s/ Shen Ya
Name: Shen Ya
Title: Legal Representative

Affix Seal:

DOMESTIC COMPANY:	GUANGZHOU VIPSHOP INFORMATION TECHNOLOGY CO., LTD. (广州唯品会信息科技有限公司)

	By:	/s/ Shen Ya
Name: Shen Ya
Title: Legal Representative

Affix Seal:

Signature Page to Shareholders’ Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KEY HOLDERS:	ELEGANT MOTION HOLDINGS IMITED

	By:	/s/ Shen Ya
Name: Shen Ya
Title: Director

HIGH VIVACITY HOLDINGS LIMITED

	By:	/s/ Hong Xiaobo
Name: Hong Xiaobo
Title: Director

RAPID PRINCE DEVELOPMENT LIMITED

	By:	/s/ Wu Bin
Name: Wu Bin
Title: Director

DYNASTY MOUNT ENTERPRISES LIMITED

	By:	/s/ Peng Xing
Name: Peng Xing
Title: Director

ADVANCED SEA INTERNATIONAL LIMITED

	By:	/s/ Xu Yu
Name: Xu Yu
Title: Director

SHEN YA

	By:	/s/ Shen Ya
Name: Shen Ya

Signature Page to Shareholders’ Agreement

HONG XIAOBO

By:	/s/ Hong Xiaobo
Name: Hong Xiaobo

WU BIN

By:	/s/ Wu Bin
Name: Wu Bin

PENG XING

By:	/s/ Peng Xing
Name: Peng Xing

XU YU

By:	/s/ Xu Yu
Name: Xu Yu

Signature Page to Shareholders’ Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SERIES A PREFERENCE SHAREHOLDER:		DCM V, L.P.
DCM AFFILIATES FUND V, L.P.

By: DCM Investment Management V, L.P.
its General Partner

By: DCM International V, Ltd.
its General Partner

	By:	/s/ Matthew C. Bonner
Matthew C. Bonner, an authorized signatory

Signature Page to Shareholders’ Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SERIES A PREFERENCE SHAREHOLDER:	SEQUOIA CAPITAL CHINA II, L.P.
SEQUOIA CAPITAL CHINA PARTNERS FUND II, L.P.
SEQUOIA CAPITAL CHINA PRINCIPALS FUND II, L.P.

	By:	SC China Holding Limited
A Cayman Islands limited liability company
Its General Partner

	By:	/s/ Wendy Kok
	Name:	Wendy Kok
Authorized Signatory

Signature Page to Shareholders’ Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SERIES B PREFERENCE SHAREHOLDER:	DCM VI, L.P.

	By:	DCM Investment Management VI, L.P.
its General Partner

	By:	DCM International VI, Ltd.
its General Partner

	By:	/s/ Matthew C. Bonner
Matthew C. Bonner, an authorized signatory

DCM V, L.P.
DCM AFFILIATES FUND V, L.P.

By: DCM Investment Management V, L.P.
its General Partner

By: DCM International V, Ltd.
its General Partner

	By:	/s/ Matthew C. Bonner
Matthew C. Bonner, an authorized signatory

Signature Page to Shareholders’ Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SERIES B PREFERENCE SHAREHOLDER:	SEQUOIA CAPITAL 2010 CV HOLDCO, LTD.

	By:	/s/ Wendy Kok
	Name:	Wendy Kok
Authorized Signatory

Signature Page to Shareholders’ Agreement

SCHEDULE 1

ADDRESS AND FAX NUMBERS FOR NOTIFICATION

Part A

Key Holders

1	ELEGANT MOTION HOLDINGS LIMITED

Address:	广州市荔湾区芳村花海街 20 号
Attn:	Shen Ya
Fax No. :	(86) 20-22330111

2	HIGH VIVACITY HOLDINGS LIMITED

Address:	广州市 荔湾区芳村花海街 20 号
Attn:	Hong Xiaobo
Fax No. :	(86) 20-22330111

3	RAPID PRINCE DEVELOPMENT LIMITED

Address:	广州市荔湾区芳村花海街 20 号
Attn:	Wu Bin
Fax No. :	(86) 20-22330111

4	DYNASTY MOUNT ENTERPRISES LIMITED

Address:	广州市荔湾区芳村花海街 20 号
Attn:	Peng Xing
Fax No. :	(86) 20-22330111

5	ADVANCED SEA INTERNATIONAL LIMITED

Address:	广州市荔湾区芳村花海街 20 号
Attn:	Xu Yu
Fax No. :	(86) 20-22330111

6	SHEN YA

Address:	广州市荔湾区芳村花海街 20 号
Fax No. :	(86) 20-22330111

7	HONG XIAOBO

Address:	广州市荔湾区芳村花海街 20 号
Fax No. :	020-22330111

8	WU BIN

Address:	广州市荔湾区芳村花海街 20 号
Fax No. :	020-22330111

9	PENG XING

Address:	广州市荔湾区芳村花海街 20 号
Fax No. :	020-22330111

10	XU YU

Address:	广州市荔湾区芳村花海街 20 号
Fax No. :	020-22330111

Part B

Group Companies

1	VIPSHOP HOLDINGS LIMITED

Address:	广州市荔湾区芳村花海街 20 号
Attn:	Shen Ya
Fax No. :	(86) 20-22330111

2	VIPSHOP INTERNATIONAL HOLDINGS LIMITED

Address:	广州市荔湾区芳村花海街 20 号
Attn:	Shen Ya
Fax No. :	(852)3020 2356

3	GUANGZHOU VIPSHOP COMPUTER SERVICE CO., LTD.

Address:	广州市荔湾区芳村花海街 20 号自编 6 号楼
Attn:	Shen Ya
Fax No.:	(86) 20-22330111

4	GUANGZHOU VIPSHOP INFORMATION TECHNOLOGY CO., LTD.

Address:	广州市荔湾区芳村花海街 20 号
Attn:	沈亚
Fax No. :	(86) 20-22330111

Part C

Series A Preference Shareholders

5	DCM V, L.P. and DCM AFFILIATES FUND V, L.P.

Address:	2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025
Attn:	Matthew C. Bonner
Fax No. :	(001) 650-854-9159

6	SEQUOIA CAPITAL CHINA II, L.P., SEQUOIA CAPITAL CHINA PARTNERS FUND II, L.P. and SEQUOIA CAPITAL CHINA PRINCIPALS FUND II, L.P.

Address:	Suite 2215, 22/F Two Pacific Place, 88 Queensway, Hong Kong, China
Attn:	Liu Xing
Fax No. :	(852) 2501 5249

Part D

Series B Preference Shareholders

7	DCM VI, L.P., DCM V, L.P. and DCM AFFILIATES FUND V, L.P.

Address:	2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025
Attn:	Matthew C. Bonner
Fax No. :	(001) 650-854-9159

8	SEQUOIA CAPITAL 2010 CV HOLDCO, LTD.

Address:	Suite 2215, 22/F Two Pacific Place, 88 Queensway, Hong Kong, China
Attn:	Liu Xing
Fax No. :	(852) 2501 5249

SCHEDULE 2

REGISTRATION RIGHTS

1.	Applicability of Rights. The Preference Shareholders shall be entitled to the following rights with respect to any potential public offering of the Preference Shares or the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of Securities in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such Securities for trading on a recognized securities exchange.

2.	Definitions. For purposes of this Schedule 2:

(a)	Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(b)	Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or to be issued upon conversion of any Preference Shares; (2) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preference Shares described in clause (1) of this subsection (b); and (3) any other Ordinary Shares of the Company owned or hereafter acquired by a Preference Shareholder. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Schedule 2 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

(c)	Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding.

(d)	Holder. For purposes of this Schedule 2, the term “Holder” means any person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any permitted assignee of record of such Registrable Securities to whom rights under this Schedule 2 have been duly assigned in accordance with this Agreement.

(e)	Form S-3 and Form F-3. The terms “Form S-3” and “Form F-3” mean such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f)	SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

3.	Demand Registration.

(a)	Request by Holders. If the Company shall at any time after the earlier of (i) the date four (4) years following the Completion, or (ii) the date six (6) months following the consummation of the Company’s IPO, receive a written request from the Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 3, and if the anticipated gross receipts from the offering are to exceed US$7,500,000, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use all reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Holders (including other Shareholders who so) request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) Business Days after receipt of the Request Notice, subject only to the limitations of this Section 3; provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must be at least thirty percent (30%) of all Registrable Securities then outstanding; and provided further that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 3 or Section 6, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 4, other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 4(a).

(b)	Underwriting. If the Holders initiating the registration request under this Section 3 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3 and the Company shall include such information in the written notice referred to in subsection 3(a). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company (including a market stand-off agreement of up to 180 days if required by such underwriter or underwriters). Notwithstanding any other provision of this Section 3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration, including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any Subsidiary of the Company. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration. If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

(c)	Maximum Number of Demand Registrations. The Company shall be obligated to effect only two (2) such registrations pursuant to this Section 3 so long as such registrations have been declared or ordered effective.

(d)	Deferral. Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 3:

(i)	during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 4 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(ii)	if the Initiating Holders propose to Dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 6 hereof; or

(iii)	if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(e)	Expenses. All expenses incurred in connection with any registration pursuant to this Section 3, including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company including reasonable expenses of one legal counsel for the Holders (but excluding underwriters’ discounts and commissions relating to shares sold by the Holders), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 3 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.

4.	Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 3 or Section 6 of this Schedule 2 or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within eighteen (18) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)	Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4(c) hereof.

(b)	Underwriting. If a registration statement under which the Company gives notice under this Section 4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 4 shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to 180 days if required by such underwriter or underwriters). Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including up to one hundred percent (100%) of the Registrable Securities for an IPO and up to seventy percent (70%) of the Registrable Securities for any offering thereafter) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder, and third, to the holders of other Securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration for an offering other than an IPO is not reduced below thirty percent (30%) of the aggregate number of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer, consultant or director of the Company (or any Subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, and for any Holder that is a corporation, the Holder and all corporations that are Associates of such Holder, shall be deemed to be a single “Holder” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder”, as defined in this sentence.

(c)	Expenses. All expenses incurred in connection with a registration pursuant to this Section 4 (excluding underwriters’ and brokers’ discounts and commissions relating to shares sold by the Holders), including, without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and reasonable expenses of one legal counsel for the Holders, shall be borne by the Company.

(d)	Not Demand Registration. Registration pursuant to this Section 4 shall not be deemed to be a demand registration as described in Section 3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 4.

5.	Form S-3 or Form F-3 Registration. In case the Company shall receive from any Holder or Holders of at least thirty percent (30%) of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a)	Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)	Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fourteen (14) Business Days after the Company provides the notice contemplated by Section 6(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 6:

(1)	if Form S-3 or Form F-3 is not available for such offering by the Holders;

(2)	if the Holders propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$2,000,000;

(3)	if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 or Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 6; or

(4)	if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 4(a).

(c)	Expenses. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 6 (excluding underwriters’ or brokers’ discounts and commissions relating to shares sold by the Holders), including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel and reasonable expenses of one legal counsel for the Holders.

(d)	Not Demand Registration. Form S-3 or Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 6.

6.	Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a)	Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, provided, however, that the Company shall not be required to keep any such registration statement effective for more than sixty (60) days.

(b)	Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)	Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)	Blue Sky. Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)	Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)	Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)	Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(h)	Notwithstanding any of the foregoing provisions, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3 or Section 6 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case the participating Holders requesting for the withdrawal shall bear such expenses), unless, in the case of a registration requested under Section 3, all of the Holders of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 3.

7.	Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Schedule 2 with respect to the Registrable Securities of the selling Holders that such selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities. In this connection, each selling Holder shall be required to represent and warrant to the Company that all such information which is given in writing expressly for inclusion in such registration is true and accurate in all material respects.

8.	No Registration Rights to Third Parties. Without the prior consent of the holders of at least two-thirds of then outstanding Preference Shares (calculated on an as-converted basis), the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Schedule 2, or otherwise) relating to any Securities of the Company, other than rights that are subordinate in right to the Preference Shareholders.

9.	Assignment. The registration rights under this Schedule 2 may be transferred or assigned to any transferee of the Preference Shares representing five percent (5%) or more of the issued share capital of the Company.

10.	Market Stand-Off Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or Dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise. The foregoing provisions of this Section 10 shall apply only to the Company’s initial public offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and greater than one percent (1%) Shareholders of the Company enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. The Company shall require all future acquirers of the Company’s securities holding at least one percent (1%) of the then outstanding share capital of the Company to execute prior to a Qualified IPO a market stand-off agreement containing substantially similar provisions as those contained in this Section 10.

11.	Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 3, 4 or 5:

(a)	By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

a)	any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

b)	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

c)	any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection (a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b)	By Selling Holders. To the extent permitted by law, each selling Holder will (severally but not jointly with other Selling Holders), if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection (b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section (b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c)	Notice. Promptly after receipt by an indemnified Party under this Section 11 of notice of the commencement of any action (including any governmental action), such indemnified Party will, if a claim in respect thereof is to be made against any indemnifying Party under this Section 11, deliver to the indemnifying Party a written notice of the commencement thereof and the indemnifying Party shall have the right to participate in, and, to the extent the indemnifying Party so desires, jointly with any other indemnifying Party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying Party, if representation of such indemnified Party by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential conflict of interests between such indemnified Party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying Party within a reasonable time of the commencement of any such action shall relieve such indemnifying Party of liability to the indemnified Party under this Section 11 to the extent the indemnifying Party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying Party will not relieve it of any liability that it may have to any indemnified Party otherwise than under this Section 11.

(d)	Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified Party makes a claim for indemnification pursuant to this Section 11 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 11 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified Party in circumstances for which indemnification is provided under this Section 11; then, and in each such case, the indemnified Party and the indemnifying Party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying Party and of the indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying Party or by the indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)	Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 11 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party of a release from all liability in respect to such claim or litigation.